Exhibit 99.1


PRESS RELEASE                                      FOR IMMEDIATE RELEASE

                                                   Contact:  Stephen E. Wessel
                                                             (504) 457-6237


             GS FINANCIAL CORP. AND GUARANTY SAVINGS
    APPOINT STEPHEN E. WESSEL AS ITS NEW PRESIDENT AND CHIEF
                        EXECUTIVE OFFICER

     Metairie, Louisiana - (December 12, 2005) - GS Financial Corp. (the "Company") (Nasdaq/NMS: GSLA) and its subsidiary, Guaranty Savings and Homestead Association (the "Association"), announced today that Stephen E. Wessel has been named President and Chief Executive Officer effective December 8, 2005. Mr. Wessel succeeds Ralph E. Weber, who was appointed interim President & CEO by the Board of Directors in January, 2005, upon the retirement of former President, CEO and Chairman of the Board, Donald C. Scott.

Mr. Wessel, a life long resident of the metropolitan New Orleans area, brings more than twenty years of banking and financial services experience to the Association. He has served in various management positions throughout his career, most recently serving as Business Banking Manager/Senior Vice President of a regional bank.

"We are delighted to have Mr. Wessel join our institution," said Albert J. Zahn, Jr., Chairman of the Board of Directors. "He has the requisite leadership skills and financial services background to lead and guide our institution into the future."

"Guaranty has been serving families and businesses in our community since 1937." said Mr. Wessel. "I appreciate the opportunity to serve as President and CEO of this special community based financial institution. I look forward to the challenge of continuing to provide the best in personal service while increasing future profitability and shareholder value. I'm very excited to become a part of the Guaranty Savings team"

GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings and Homestead Association, a Louisiana chartered savings association, in the metropolitan New Orleans area.